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           BlackRock MuniHoldings Quality Fund II, Inc. (the "Fund")
                              File No. 811-09191
        Item No. 77I (Terms of New or Amended Securities) -- Attachment

A copy of the Articles of Amendment Amending the Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate Muni Term Preferred Shares is attached under Sub-Item 77Q1(a).